As filed with the Securities and Exchange Commission on June 24, 2003

Registration No. 333-58038

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AFFILIATED COMPUTER SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)		51-0310342 (I.R.S. Employer Identification Number)

2828 North Haskell Avenue Dallas, Texas 75204 (214) 841-6111 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	William L. Deckelman, Jr.
Executive Vice President,
General Counsel and Secretary
Affiliated Computer Services, Inc.
2828 North Haskell Avenue
Dallas, Texas 75204
(214) 841-6144
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
C. Neel Lemon, III Baker Botts L.L.P. 2001 Ross Avenue Dallas, Texas 75201 (214) 953-6954

     Approximate date of commencement of proposed sale to the public: No longer applicable because securities are being removed from registration.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [  ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

SIGNATURES

3.50% CONVERTIBLE SUBORDINATED NOTES AND SHARES OF CLASS A COMMON STOCK
REMOVED FROM REGISTRATION

     Affiliated Computer Services, Inc., a Delaware corporation (“ACS”), filed a Registration Statement on Form S-3 (File No. 333-58038) (the “Registration Statement”) with the Securities and Exchange Commission on March 30, 2001, registering 3.50% Convertible Subordinated Notes due February 15, 2006 (the “Notes”) and the 7,298,187 shares of Class A common stock of ACS, par value $0.01 per share (the “Common Stock”), that are issuable upon conversion of the Notes (which number has been adjusted to reflect the two-for-one stock split implemented by ACS on February 22, 2002). The Notes were offered for resale from time to time by certain selling securityholders. ACS is no longer obligated to keep the Registration Statement effective under the terms of the Registration Rights Agreement, dated February 21, 2001, between ACS and Goldman, Sachs & Co, as representative of certain purchasers named therein (which Registration Rights Agreement was filed as Exhibit 4.4 to the Registration Statement). Pursuant to ACS’s undertaking in the Registration Statement, ACS files this Post-Effective Amendment No. 1 to remove from registration any Notes and shares of Common Stock that were registered in the offering but remain unsold.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 24th day of June, 2003.

Affiliated Computer Services, Inc.

By: /s/ Warren Edwards Warren Edwards Executive Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURES	TITLE	DATE

* Darwin Deason	Chairman of the Board and Director	June 24, 2003

* Jeffrey A. Rich	Chief Executive Officer and Director	June 24, 2003

* Mark A. King	President, Chief Operating Officer and Director	June 24, 2003

/s/ Warren Edwards Warren Edwards	Executive Vice President and Chief Financial Officer	June 24, 2003

* Henry G. Hortenstine	Executive Vice President and Director	June 24, 2003

/s/ William L. Deckelman, Jr. William L. Deckelman, Jr.	Executive Vice President, Secretary, General Counsel and Director	June 24, 2003

* Peter A. Bracken	Director	June 24, 2003

* Joseph P. O’Neill	Director	June 24, 2003

* Frank A. Rossi	Director	June 24, 2003

SIGNATURES	TITLE	DATE

* Clifford M. Kendall	Director	June 24, 2003

* By: /s/ Warren Edwards Warren Edwards Attorney-in-Fact for such persons pursuant to the power of attorney dated March 30, 2001.